Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	November 13, 2008
	Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc. Announces

Third Quarter 2008 Earnings

Chicago, IL—Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended September 30, 2008. The Company recognized a net loss for the three months ended September 30, 2008 of ($834,000) or ($.71) per share, as compared to net income of $75,000, or $.06 per share, for the same period in 2007. The change was primarily due to a loss on security impairment of $496,000 and a write-down of real estate owned of $417,000. The Company also increased the allowance for loan loss by $120,000 for general market conditions.

Net interest income before provision for loan losses increased to $1.4 million for the three months ended September 30, 2008 from $1.3 million for the corresponding period in 2007. Total interest income decreased to $2.9 million for the three months ended September 30, 2008 from $3.0 million for the corresponding period in 2007 due to a decrease in interest-earning assets offset by higher yields on assets. Total interest expense decreased to $1.5 million for the three months ended September 30, 2008, from $1.6 million for the corresponding period in 2007 due to lower costs on liabilities offset by an increase in interest-bearing liabilities.

Non-interest income decreased to $143,000 for the quarter ended September 30, 2008, from $217,000 for the quarter ended September 30, 2007. The change was due to net losses on sale of securities and real estate owned totaling $12,000 in 2008 compared to a gain on sale of real estate owned of $78,000 in 2007.

Non-interest expense increased to $2.8 million for the quarter ended September 30, 2008, compared to $1.5 million for the corresponding three month period in 2007. The change included the recognized loss on security impairment of $496,000, a write-down of real estate owned of $417,000 as well as increased staffing, occupancy and marketing expense due to the opening of a new office in June of this year.

David A. Remijas, Chairman of Park Bancorp, Inc. commented, “As our third quarter results indicate, we have experienced one of the worst housing markets in history and a crisis in the financial markets. Based on our analysis of the deteriorating economy and the potential effect on the value of collateral and real estate, we increased our loan loss provision by $120,000 and wrote down the value of the Bank’s real estate owned property by $417,000. The net loss in the third quarter was further impacted by the additional impairment loss of $496,000 recognized on the Bank’s investment in a mutual fund that invests in mortgage related securities, none of which are believed by management to be secured by sub-prime mortgages. Given the uncertainty of liquidity in existing markets for mortgage backed securities, management cannot predict any future change of the asset value of this mutual fund. On a positive note, we experience continued improvement in our net interest margin, loan demand from well-qualified applicants is strong, and non-performing assets have decreased. Our capital ratio remains one of our company’s strengths and we look forward to operating in a more favorable economy”.

Total assets at September 30, 2008 were $222.2 million, compared to $225.7 million at June 30, 2008. The change was due to decreases in securities and loans receivable offset by an increase in interest-bearing deposits.

The loan portfolio decreased to $140.1 million at September 30, 2008, from $142.5 million at June 30, 2008. The change was due primarily to repayments in multi-family loans. During the period, non-performing assets decreased to $2.5 million, or 1.13% of assets, from $3.2 million, or 1.41% of assets due to a write-down of real estate owned and the sales of real estate owned.

Deposit accounts decreased to $138.0 million at September 30, 2008, from $142.0 million at June 30, 2008. The change was due to a decrease in passbook accounts and certificates of deposit.

Borrowings increased to $52.2 million at September 30, 2008 from $50.8 million at June 30, 2008. The change was due to increases in Federal Home Loan Bank advances and line of credit.

Stockholders’ equity at September 30, 2008 was $27.8 million, which is equivalent to 12.51% of total assets. Book value at September 30, 2008 was $23.77 per share. The decrease in stockholders’ equity from June 30, 2008 was attributable to the net loss for the Company, an unrealized loss in securities available for sale, the repurchase of 7,500 shares at an average price of $19.15 and dividends declared.

Park Federal Savings Bank was founded in 1921 and operates four full-service offices and a limited-service branch in a high school in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the

Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

	September 30, 2008	December 31, 2007	September 30, 2007
Selected Financial Data:
Total assets	$222,198	$220,052	$219,469
Loans receivable, net	140,117	146,037	142,647
Interest bearing deposits	4,480	13,339	6,255
Securities	51,161	39,205	48,361
Deposits	138,011	136,974	135,763
Borrowings	52,194	49,373	49,160
Total stockholders’ equity	27,789	30,277	30,548
Book value per share[1]	$23.77	$25.61	$25.90

Non-accrual loans	$31	$190	$443
Real estate owned	2,471	2,449	2,754
Non-performing assets	$2,502	$2,639	$3,197
Non-performing assets to total assets	1.13%	1.20%	1.46%
Allowance for loan loss	$733	$640	$568
Allowance for loan loss to gross loans receivable	.52%	.44%	.40%

[1]	Book value per share represents stockholders’ equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended Sept. 30, 2008	Three Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2007
Selected Operating Data:
Interest income	$2,903	$2,958	$8,606	$8,978
Interest expense	1,489	1,610	4,642	4,847

Net interest income before provision for loan losses	1,414	1,348	3,964	4,131
Provision for loan losses	120	0	135	0

Net interest income after provision for loan losses	1,294	1,348	3,829	4,131
Non-interest income	143	217	417	660
Non-interest expense	2,745	1,497	6,246	4,568

Income before income taxes	(1,308)	68	(2,000)	223
Income tax expense (benefit)	(474)	(7)	(770)	(16)

Net income (loss)	$(834)	$75	$(1,230)	$239

Selected Performance Ratios:
Return on average assets	(1.48)%	.14%	(.73)%	.14%
Return on average equity	(11.63)%	.97%	(5.56)%	1.04%
Average equity to average assets	12.74%	14.13%	13.18%	13.95%
Equity to total assets at end of period	12.51%	13.92%	12.51%	13.92%
Average interest rate spread	2.74%	2.52%	2.50%	2.53%
Net interest margin	2.84%	2.75%	2.65%	2.76%
Average interest-earning assets to average interest-bearing liabilities	103.35%	106.89%	104.77%	107.43%
Non-interest expense to average assets	4.88%	2.75%	3.72%	2.77%
Efficiency ratio	176.30%	95.65%	142.57%	95.35%